Exhibit 99.1

Sky Petroleum Announces a $2.0 Million Private Placement

AUSTIN, Texas--(BUSINESS WIRE)--October 12, 2011--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, announced today that it has agreed to the terms of a non-brokered private placement (the “Offering”) to raise US$2.0 million. The Company will issue 8,000,000 Class A Units (the “Class A Units”) at a price of US$0.25 per Unit.

Each Class A Unit consists of one share of common stock of the Company, par value US$0.001 (a “Common Share”) and one Class A Warrant (each, a “Class A Warrant”). Each Class A Warrant is exercisable to acquire one Class B Unit of the Company (a “Class B Unit”), at an exercise price of US$0.35 per Class B Unit for a period of one (1) year. Each Class B Unit consists of one share of Common Share of the Corporation, par value US$0.001 and one Class B Warrant (each, a “Class B Warrant”). Each Class B Warrant is exercisable to acquire one Common Share of the Corporation, par value US$0.001 at an exercise price of US$0.60 for a period of two (2) years. The Company will grant the investors registration rights in connection with the Offering.

The Offering proceeds will be primarily used for the development of the Production Sharing Contract (“PSC”) with respect to the three exploration blocks, Four, Five and Dumre.

The securities offered by Sky Petroleum have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold absent applicable exemptions from such registration requirements. The Class A Units were offered and sold outside the United States to non-U.S. persons in reliance upon exemptions from the registration requirements of the Securities Act. This press release does not constitute an offer to sale or solicitation to buy securities.

Exploration Blocks Four, Five, and Dumre

The PSC has a seven-year term with three exploration periods. Upon commercial discovery of gas, the agreement allows for development and production periods of 25 years plus extensions at the Company’s option. Block Four is located in southeast Albania, bordering on Greece; Block Five is located in southwest Albania next to the Adriatic Sea; and Block Dumre is located immediately north of the Kucova oil field. Based on analogous discoveries, it is believed that the prospects contain significant hydrocarbons.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com.

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, including the intended use of proceeds. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com